Aligning Pay With Performance Executive Compensation Matters on the 2014 Proxy Ballot April 2014

Overview of Bank of Hawaii Performance, Governance, and Compensation Policy 2 Best-in-Class Financial Institution Track Record of Strong Performance Commitment to Best Practices in Pay and Governance Compensation Program is Linked to Company Performance  BOH has been recognized as the top or one of the top major public banks  #1 by the ABA Banking Journal in 2013 and #2 in 2012  #5 by Forbes  Strong community recognition as Hawaii’s top bank  Diverse service offering differentiates us from our regional competitors  Strong shareholder returns in 2013 of 39% with a compound annual growth return of 10% over the past 5 years despite market volatility and sector challenges  History of consistent dividends, even through the financial crisis  Track record of prudent management and able to weather downturn without government TARP assistance  78% of CEO total compensation (base, short-term incentives, long-term incentives) is performance based; 100% of long-term incentives is performance based  Targets for short-term and long-term incentives are rigorous and heavily-weighted towards objective criteria  CEO pay is down 10% y-o-y in 2013, as bank performance remains strong  Strong, independent board with best in class governance practices, social responsibility and environmental stewardship  Highly-qualified, independent Compensation Committee provides effective oversight, and focuses on strengthening the connection between pay and performance

Our Businesses Providing Our Customers with Comprehensive Service Offerings Strong full-service regional financial services company serving businesses, consumers, and governments, in Hawaii, American Samoa, and the West Pacific. The principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii. 3 Retail Banking International Banking Business Banking Corporate & Commercial Wealth Management Banking Services:  Checking  Savings  Loans & Lines  Mortgages  Credit Cards  Debit Cards  Online & Mobile Banking  IRAs  iPad application  Mobile deposits Expertise In:  Lending  Depository services  Cash management  Middle-market and large corporate businesses  Simple and complex financing  Retirement plan services  Trade Services  Payroll services Small Business Services:  Growing a new business  Funding operations  Planning for the future  Credit card payments  Managing payroll  Retirement plans  Loans & Leasing  Merchant services Expertise In:  Financial, estate and tax planning  Investment management  Private client services  Personal trust  Trust and estate administration  Full service broker dealer  Probate administration Services Include:  Multi-language ATMs  Wide variety of tailored products and services  Assistance establishing businesses in Hawaii  Facilitating applications for credit lines and mortgages  Asset transfers and management of comprehensive investment portfolios

Strong Financial Performance 4 $100 $105 $110 $115 $120 $125 $130 $135 $140 $145 $150 BOH S&P 500 KBW Regional Banks Relative Total Shareholder Return For the Year Ended December 31, 2013 +38.9% +46.8% +32.4% Source: Bloomberg

Balanced Approach to Capital Return 5  We strive to actively manage capital and risk while also delivering value to our stockholders o Maintain dividend levels with attractive yield (>3%) and payout ratios (approximately 50% of earnings) o Track record of consistent increases in dividend pre-financial crisis o Able to maintain dividend throughout crisis and recovery period, despite dynamic regulatory environment o Legacy of capital return to our shareholders: $1.86 billion repurchased since program initiated in July 2001 Historical Dividends Adjusted for Stock Splits

BOH KBW Regional Banks ROE 14.78% 8.31% ROA 1.10% 0.97% Price/Book 2.7x 1.5x Dividend Yield as of 12/31/13 3.04% 2.19% Dividend Payout Ratio 53% 37% For the Year Ended December 31, 2013 Compared with Peers Key Performance Ratios 6 Source: Keefe, Bruyette, & Woods research

Quartiles 4th (TOP) 3rd 2nd 1st      Superior Performance Versus Peers Source: Keefe, Bruyette, & Woods research 7 2013 Results ROE ROA Price/Book Dividend Yield Dividend Payout Ratio

8 Leader in the Hawaii Community #1 in Mortgage Lending

Focus on Best Practices in Compensation Governance and Oversight 9  Compensation is aligned with and responsive to company performance  78% of CEO total compensation (base, short-term incentives, long-term incentives) is performance based; 100% of long-term incentives is performance based  Short-term and long-term incentives are tied to rigorous performance metrics, heavily weighted towards objective criteria  Meaningful share ownership requirements (5x base salary for CEO)  Effective oversight by the Board  100% independent, highly-qualified Compensation Committee  Retention of an independent compensation consultant and advisors for committee  Adoption of other compensation best practices  Double-trigger change in control provisions (for all new grants)  No tax gross-ups  Our practices continue to evolve based on stockholder input

Compensation Structure Directly Links CEO Pay to Performance 10 Pay Element Base Salary Short-Term Incentives Components Cash Long-Term Incentives Performance Shares Performance Link Annual Cash Bonus Net Income N/A ROA ROE Stock Price to Book Ratio Weight 33.33% 66.67% N/A EPS Stock Price to Book Ratio Risk Management Community Presence / Reputation Leadership Dev. / Succession Planning Strategic Initiatives 16.67% 16.67% 16.67% 16.67% 16.67% 16.67%

Commitment to Align Pay and Performance *Note: Peter Ho became CEO of BOH in July 2010 11 Goals of Our Program CEO Pay* vs. TSR  Our executive compensation program is designed to: o Support the company’s business goals, foster profitable growth and increase shareholder value o Align the long-term interests of shareholders and executives, balancing attractive stock appreciation, consistent capital returns and prudent risk management o Attract, retain and motivate high caliber executives $1.4 $2.8 $2.1 $4.0 $3.6 109.2 160.1 2009 2010 2011 2012 2013 Base Bonus Equity Other Indexed TSR (%)

Short-Term Incentives are Based on Financial and Disciplined Other Metrics

Bank of Hawaii Corporation

Financial Metrics

Metric	Weight	2013 Target	2013 Actual
Diluted EPS as a % of Budget	16.67%	$3.35	$3.38
Stock Price to Book Ratio Relative to Peers	16.67%	Third Quartile	Fourth (top) Quartile
Risk Management	16.67%	Federal Reserve Safety and Soundness	Achieved

Disciplined Other Metrics

Strategic Initiatives
16.67% Weighting

- **Employee engagement**
  - Employee opinion survey results; well-being initiatives; company-wide employee activities
- **Prudent expansion of business**
  - Increased core deposits; Increased retail lending; Growth in credit card business
- **Leading market presence**
  - #1 market penetration (49%, 5 year high)
  - #1 core deposits ($10BN, all-time high)
- **Improvement of customer satisfaction score**
  - 83% in top 2 categories, all-time high
- **$3.3 million non-interest expense savings**
- **Capital and risk management -** Dividend, repurchase, regulatory compliance initiatives

Community Presence/Reputation
16.67% Weighting

- **CEO's role as a member of the Board of Directors of the Federal Reserve bank of San Francisco**
- **Industry press recognition of BOH**
  - #1 top-performing bank (of the largest public banks and thrifts), ABA Banking Journal in 2013 and #2 in 2012
  - #5 best bank of the 100 largest publicly-traded banks, Forbes (only local bank ranked in the top 5 for all five years)
- **Regional/community press recognition (e.g. "Best Bank" according to the Honolulu Star Advertiser, a leading regional publication)**
- **Charitable / community activity**
  - Employee Giving Programs (>$700k raised for local non-profits); Employee Volunteer Program – 79 events, 8,000 employee volunteer hours

Leadership Development/Succession
16.67% Weighting

- **Executive, high potential and middle manager development programs**
  - 57 classes; 9,100 hours of leadership training delivered
- **Annual executive development process and succession review**

12

* Performance must be in the third or fourth (top) quartile performance of return on assets (ROA), return on equity (ROE), or stock price-to-book ratio relative to the 2013 US Bank Index or the 2013 Regional Bank Index ** Target grant is calculated on a “targeted total compensation” basis and characterized as a multiple of base salary based on market survey data 13  BOH has a long-term incentive plan that is 100% performance based  The plan requires achievement of multiple absolute & relative metrics to achieve a payout 1/3, 2/3 or 3/3 of Target % Performance-Based Payouts Performance-Share Payout Performance Metrics* 1/3 of target** paid if… 2013 Net Income is Positive 1/3 of target** paid if… 2013 ROA, ROE, or Price-Book are in at least Third Quartile Relative to Indexes 1/3 of target** paid if… 2013 ROA, ROE, or Price-Book are in Fourth (Top) Quartile Relative to Indexes 1/3, 2/3 or 3/3 of Target % Long-Term Vesting Year 1 Year 2 Year 3 1/3 of grant vests 1/3 of grant vests 1/3 of grant vests BOH Performance Third Quartile Fourth (top) Quartile Net Income $150M N/A N/A Return on Equity 14.78%  Return on Assets 1.10%  Price / Book 2.7x  Long-Term Incentives are Wholly Performance-Based

*Source: ISS and Glass Lewis 14 2014 Stock and Incentive Plan Considerations  As part of our 2014 AGM, we are asking our shareholders to approve the Bank of Hawaii Corporation 2014 Stock and Incentive Plan (#3 on the proxy card) o 2004 plan is expiring o New plan will run 2014 to 2024 o Requesting shareholder approval of new plan  We are not requesting any additional shares under this new plan  The 2004 Plan will not continue and no shares will be granted under the 2004 Plan once the 2014 Plan is approved by investors and in effect  The total share authorization under the 2014 Plan, shares remaining under the Amended and Restated Director Compensation Plan, and shares currently granted but unexercised represent total dilution of approximately 5.27% of our shares outstanding  Our “burn rate” over the past 3 years is materially less than that of our peers* and is under 1.2% of shares outstanding

15 Shares Available Under our Incentive Plans Shares available under Proposal Percentage of Shares Outstanding (Dilution)* Shares carried over from 2004 plan to the 2014 plan 1,353,809** 2.8% Shares available under existing plans (director plan) 108,962 0.23% Shares granted but unexercised 1,085,322*** 2.25% Total BOH Equity Plans 2,548,093 5.27% Average Annual Burn Rate (Below 1.2%) *Calculations are based on fully diluted shares outstanding of 48,313,719 **Shares remaining available for grant under the 2004 plan that will be available under the 2014 plan if approved by investors; there will be no shares available under the 2004 plan if the 2014 plan is approved ***Under the proposed 2014 plan, up to 700,000 of these shares could be returned to the plan for future grant if they are forfeited or expire

Independent Board Has Diverse Skill Set 16 Our Corporate Governance Structure Protects Shareholder Rights and Promotes Board Accountability  Leadership in the financial industry  Deep legal & regulatory experience  Robust accounting, finance and strategic planning backgrounds  International business experience  Public and private company directorships 1 2 4 7 < 3 years 3 - 5 years 5 - 10 years 10+ years Independent Insider Chairman / CEO Longer tenured directors bring a wealth of experience and deep understanding of our company Median Board Tenure = ~10.6 years  Board is >75% independent BOH Board Tenure

Governance Practices Protect Shareholder Rights 17 1. Annually elected directors 2. Robust Lead Independent Director role 3. >75% of Board and 100% of key Board committees are independent 4. Shareholders permitted to call a special meeting with 10% voting rights 5. Directors are elected by a majority vote standard 6. No poison pill in place 7. Directors and executives are subject to robust ownership guidelines